Exhibit 99.1

This Form 4 is filed jointly by Theodore J. Brombach and John Yogi Spence. The principal business address of each of these reporting persons is 321 North Clark Street, Suite 2440, Chicago, IL 60654.

Name of Designated Filer: Theodore J. Brombach

Date of Event Requiring Statement: July 24, 2024

Issuer Name and Ticker or Trading Symbol: Montana Technologies Corp. (Nasdaq: AIRJ)

/s/ Theodore J. Brombach
Name:	Theodore J. Brombach

/s/ John Yogi Spence
Name:	John Yogi Spence